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                                  EXHIBIT 21

                        Subsidiaries of the Registrant
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                            Parent and Subsidiaries



                           CITY NATIONAL CORPORATION



                               CITY NATIONAL BANK




  CITY NATIONAL           CITINATIONAL      CITY NATIONAL
FINANCIAL SERVICES,      BANCORPORATION       MORTGAGE
       INC.                                   COMPANY



[Graphic chart above showing City National Bank as wholly-owned subsidiary of City National Corporation, and City National Financial Services, Inc., Citinational Bancorporation and City National Mortgage Company as wholly-owned subsidiaries of City National Bank]

  City National Corporation is a corporation organized under the laws of the State of Delaware. City National Bank is a national banking association organized under the laws of the United States of America. Each of the other above-named subsidiaries is a corporation organized under the laws of the State of California. Registrant owns 100% of the outstanding capital stock of City National Bank ("Bank"). The Bank owns 100% of the outstanding common stock of Citinational Bancorporation, City National Mortgage Company and City National Financial Services. The consolidated financial statements in the Registrant's Annual Report to Shareholders include Registrant, Bank, City National Financial Services, Inc., Citinational Bancorporation and City National Mortgage Company.